EXHIBIT 21.1

Name(1)	Jurisdiction of Incorporation or Organization
4Warranty Corporation	Florida
Auto Knight Motor Club, Inc.	California
Bankers Life of Louisiana	Louisiana
Blue Ridge Indemnity Company	Delaware
Caroline Holdings LLC	Delaware
Continental Car Club, Inc.	Tennessee
Digital Leash, LLC (d/b/a ProtectCELL)	Florida
Fortegra Europe & Limited	England & Wales (UK)
Insurance Company of the South	Georgia
Life of the South Insurance Company	Georgia
LOTS Reassurance Company	Turks & Caicos Islands, BWI
LOTSolutions, Inc.	Georgia
Lyndon Southern Insurance Company	Delaware
Response Indemnity Company of California	California
South Bay Acceptance Corporation	California
Southern Financial Life Insurance Company (85% owned)	Kentucky
Telos Asset Management, LLC	Delaware
Tiptree Direct Holdings LLC	Delaware
Tiptree Operating Company, LLC	Delaware
United Motor Club of America, Inc.	Kentucky
Winsted Funding Trust Pledgor, LLC	Delaware
Winsted Funding, LLC	Delaware
Winsted Intermediate Holdings LLC	Delaware
Winsted REO II, LLC	Delaware
Winsted REO, LLC	Delaware

(1)	As of December 31, 2018. Subsidiaries are 100% owned unless otherwise noted.